Exhibit 99.1

Avnet, Inc. Names William P. Sullivan to its Board of Directors

Phoenix, Arizona, July 16, 2008 — Avnet, Inc. (NYSE:AVT) today announced that William P. Sullivan, president and chief executive officer of Agilent Technologies Inc., has been appointed to the company’s board of directors.

“We are delighted to welcome Mr. Sullivan to the Avnet Board,” commented Roy Vallee, Avnet’s chairman and chief executive officer. “His knowledge of the technology industry and hands-on experience running a global organization will benefit Avnet as we continue to grow.”

Mr. Sullivan has served as the president and chief executive officer of Agilent, a provider of bio-analytical and electronic measurement solutions, since March 2005. He served as executive vice president and chief operating officer of Agilent from March 2002 until March 2005, and as its senior vice president and general manager of its Semiconductor Products Group from August 1999 until March 2002. Mr. Sullivan serves on the board of URS Corporation as well as the Children’s Discovery Museum in San Jose, California.

Concurrent with this appointment, Avnet also announced that James A. Lawrence, chief financial officer of Unilever PLC, has resigned from the Avnet board of directors due to change in employment which required his relocation to Europe.

Mr. Vallee commented, “We are very sorry to see Jim leave our board, but we respect his decision and understand his concern with being able to commit appropriate time to our board given his new job responsibilities and location. We thank him for his nine years of service during a period in which Avnet set new records for growth and profitability.”

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 300 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion. For more information, visit www.avnet.com. (AVT_IR)

For more information, please contact:

Investor Relations
Vincent Keenan
Vice President, Investor Relations
Tel: +1 (480) 643-7053